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                                                                    Exhibit 99.1
NATURAL RESOURCE PARTNERS L.P.
601 JEFFERSON ST., SUITE 3600, HOUSTON, TX 77002

NEWS RELEASE                                                          [NRP LOGO]

                         NATURAL RESOURCE PARTNERS L.P.
                         COMPLETES PRIVATE PLACEMENT OF
                             LONG TERM SENIOR NOTES

HOUSTON, JUNE 20, 2003 -- NATURAL RESOURCE PARTNERS L.P. (NYSE: NRP) announced today that its wholly owned operating subsidiary NRP (Operating) LLC has closed a private placement of $125 million of senior unsecured notes and has committed to issue an additional $50 million of senior notes on or prior to September 19, 2003 at the same interest rates. Proceeds from the private placement will be used to repay borrowings under NRP Operating's existing revolving credit facility and for expenses associated with the transaction. In anticipation of the private placement, on May 13, 2003, the Partnership entered into a treasury rate hedge with respect to $50 million of the senior notes. In conjunction with closing of the private placement, the Partnership paid $1.4 million to settle this treasury rate lock.

"We are pleased to be able to take advantage of a 45-year low interest rate environment and lock in long term debt at very attractive rates. The current financing will give us added financial flexibility by making the full $175 million on our revolving credit facility available for future acquisitions," said Dwight Dunlap, Chief Financial Officer.

The senior notes issued yesterday include:
o     $50 million of 5.55% senior notes due 2023, with a 10-year average life;
o     $50 million of 4.91% senior notes due 2018, with a 7.5-year average life;
      and
o     $25 million of 5.55% senior notes due 2013.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States:
Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership's website at http://www.nrplp.com.



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This press release may include "forward-looking statements" as defined by the
Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners' Securities and Exchange Commission filings.


03-09
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